UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

JANUARY 23, 2004
Date of Report (Date of earliest event reported)

TURBODYNE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

NEVADA	0-21391	95-4699061
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

6155 Carpinteria Avenue, Carpinteria, California	93013
(Address of principal executive offices)	(Zip Code)

(805) 684-4551
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS

Turbodyne Technologies, Inc. (the “Company”) has entered into a settlement agreement and general release (the “Settlement Agreement”) with Honeywell International Inc. (“Honeywell”) as a result of which the Company is able to resume its business operations.

The Company entered into the Settlement Agreement with Honeywell effective January 23, 2004. The Settlement Agreement resolves disputes between the Company and Honeywell that were the subject of arbitration proceedings initiated by Honeywell in June 2001 (the “Arbitration”) and federal litigation commenced by the Company against Honeywell in August 2001 (the “Federal Litigation”). The Arbitration and the Federal Litigation related to a joint development agreement and a license agreement between the Company and Honeywell entered into on January 28, 1999, as subsequently amended on December 15, 1999. The Company also entered into an Intellectual Property and Product Rights Agreement on December 15, 1999 concurrent with the amendments to the original agreements whereby the Company assigned certain patent rights to Honeywell. The agreements related to the development of, and certain intellectual property associated with, Electrically Assisted Turbocharger (“EAT”) technology and products and Electrically Driven Compressor (“EDC”) technology and products. The agreements referred to the Company’s version of the Electrically Assisted Turbochargers as the “Dynacharger” and the Company’s version of the Electrically Driven Compressors as the “Turbopac”.

Under the terms of the Settlement Agreement, the Company has agreed with Honeywell that each of the joint development agreement and the license agreement have been terminated and superseded by the Settlement Agreement. Honeywell has transferred to the Company all right, title and interest of the Honeywell in all of those patents which have all of their independent claims directed in particular to products or technologies associated specifically with Electrically Driven Compressors and not Electrically Assisted Turbochargers (the “EDC Patents”). Electrically Driven Compressors are devices used to compress air for use in internal combustion engines and which include a radial compressor wheel attached to and powered by an electrically driven motor. Electrically Driven Compressors, unlike turbochargers, do not include a turbine. The Company’s version of the Electrically Driven Compressor is the Turbopac product. The Company will not be obligated to make any royalty payments to Honeywell in respect of the Turbopac electrically driven compressor products and technology.

The Company has, in turn, transferred to Honeywell all of its right, title and interest to all of the intellectual property, other than the EDC Patents, owned by the Company as of June 30, 2001 or which otherwise relates back to work completed in connection with the license agreement and the joint development agreement (the “Assigned Intellectual Property Rights”). The transfer of the Assigned Intellectual Property Rights is subject to certain license rights previously granted by the Company. In addition, the Company has retained a non-exclusive, non-transferable license to use such portion of the Assigned Intellectual Property Rights as may be necessary solely in order to enable the Company to make or sell Electrically Driven Compressor products. Honeywell will not be obligated to make any royalty payments to the Company with respect to the Dynacharger electrically assisted products and technology.

Honeywell has agreed to pay to the Company the aggregate amount of $8,500,000 under the Settlement Agreement. Payment of $7,200,000 has been advanced by Honeywell to date. Payment of the balance of the full amount is conditional upon the Company paying to certain of its creditors and lien holders, including creditors that have been assigned any right of proceeds from the Arbitration or the Federal Litigation, the aggregate amount of approximately $911,000.

The Settlement Agreement also includes mutual releases of each of the Company and Honeywell in favor of the other and certain indemnification agreements. No payments were required to be made by the Company to Honeywell pursuant to the Settlement Agreement. The proceeds to be received by the Company will be net of payments required to be made to creditors and lien holders, as described above, and payment of legal fees on a contingency basis.

The Company plans to use the net proceeds of the settlement to fund its strategy for the resumption of its business operations, as disclosed in the Company’s Quarterly Report on Form 10-QSB for the nine months ended September 30, 2003. A portion of the proceeds will be used to repay short-term loans obtained by the Company to provide working capital, plus applicable bonuses. The Company plans to continue the development and commercialization of its Turbopac and TurboAir products. The Company will no longer pursue development of the Dynacharger product. The Company’s ability to complete commercialization of its products remains subject to the ability of the Company to obtain additional financing.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

(a)     Financial Statements of Business Acquired.

Not applicable.

(b)     Pro forma Financial Information.

Not applicable.

(c)     Exhibits.

Exhibit	Description

99.1	News Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TURBODYNE TECHNOLOGIES, INC.

Date: February 3, 2004	By:	/s/ Daniel Black

DANIEL BLACK
President and Chief Executive Officer